090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140281842-32
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 04/17/2014 10:52 AM
	Entity Number E0127052010-3

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

IZEA, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

In order to increase the number of authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares, Section 3.01 and Section 3.02 of Article III of the Articles of Incorporation are restated in their entirety as follows:

"3.01. Authorized Capital Stock. The total number of shares this Corporation is authorized to issue shall be two hundred ten million (210,000,000) shares. This stock shall be divided into two classes to be designated as 'Common Stock' and 'Preferred Stock.'

3.02. Common Stock. The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.0001 per share."

[All other provisions remain unmodified]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority of outstanding voting shares.

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Edward H. (Ted) Murphy, Chairman, President & Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.